 EX‑35.11

(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue SE Minneapolis, MN 55414

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

RE: Annual Statement of Compliance for MAD 2015-11MD Mortgage Trust Commercial Mortgage Pass-Through Certificates

Per the Trust and Servicing Agreement dated as of September 6, 2015 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 1, 2016

/s/ GAIL VANNEST

GAIL VANNEST

Vice President

Wells Fargo Bank, N.A.